Exhibit 99.1

2400 Xenium Lane North, Plymouth, MN 55441• (763)551-5000  •  Fax (763)551-5198  • www.christopherandbanks.com

FOR:	Christopher & Banks Corporation

APPROVED BY:	Bill Prange
Chairman and Chief Executive Officer
(763) 551-5000

CONTACT:	Investor Relations:
Melissa Myron/Rachel Albert
Financial Dynamics
(212) 850-5600

FOR IMMEDIATE RELEASE

CHRISTOPHER & BANKS CORPORATION REPORTS

FIRST QUARTER RESULTS

Minneapolis, MN, June 21, 2005 – Christopher & Banks Corporation (NYSE: CBK) today reported results for the first quarter ended May 28, 2005.

Net sales increased 20% to $122.7 million from $102.6 million last year, while same-store sales increased 4%.  Net income was $9.3 million, or $0.26 per diluted share, compared to $10.0 million, or $0.26 per diluted share, as restated for lease accounting changes for the quarter ended May 29, 2004.

The Company opened 19 new stores and closed one store in the first quarter, bringing the total number of stores as of May 28, 2005 to 660 compared to 566 stores as of May 29, 2004.

Bill Prange, Chairman and Chief Executive Officer, commented, “While first quarter earnings were softer than expected, we are encouraged by our four percent increase in same-store sales.  At the end of the first quarter, inventories were current as evidenced by in-store inventories per square foot that were modestly below last year’s levels.  With a clean inventory position, we anticipate an improved level of full price selling in the second quarter as compared to last year.”

Mr. Prange concluded, “To date, our June business has been strong and we currently anticipate a six to seven percent increase in same-store sales for the month ending June 25, 2005, with a level of full price selling similar to last June.  We are optimistic about recent results and believe we are well-positioned for the second quarter.”

The Company will discuss its first quarter results in a conference call scheduled for today, June 21, 2005, at 5 p.m. Eastern Time.  The conference call will be simultaneously broadcast live over the Internet at http://www.christopherandbanks.com.

Christopher & Banks Corporation is a Minneapolis-based specialty retailer of women’s clothing.  The Company currently operates 660 women’s specialty stores in 45 states under the names: Christopher & Banks, C.J. Banks and Acorn.  The Company currently has 478 Christopher & Banks stores, 161 C.J. Banks stores and 21 Acorn stores.

This release contains forward-looking statements regarding future performance of the Company.  The achievement of such results is subject to certain risks and uncertainties, including changes in economic, market and weather conditions, the effect of consumer tastes and spending habits, the realization of expected economies gained through the use of private label and direct import merchandise, management of growth and other factors outside the Company’s control, including factors discussed from time to time in the Company’s filings with the Securities and Exchange Commission.  Readers are cautioned not to place undue reliance on forward-looking statements, which reflect management’s analysis only as of the date hereof.

The Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances that may arise after the date hereof.

(Financial Tables To Follow)

CHRISTOPHER & BANKS CORPORATION

UNAUDITED COMPARATIVE INCOME STATEMENT

FOR THE QUARTERS ENDED MAY 28, 2005 AND MAY 29, 2004

(in thousands, except per-share data)

	Quarter Ended
	May 28, 2005	May 29, 2004
		(Restated)

Net sales	$122,678	$102,625

Merchandise, buying and occupancy	72,073	58,149

Gross profit	50,605	44,476

Selling, general and administrative	31,292	24,653

Depreciation and amortization	4,477	3,736

Operating income	14,836	16,087

Interest income	327	258

Income before income taxes	15,163	16,345

Income tax provision	5,853	6,309

Net income	$9,310	$10,036

Basic earnings per share:
Net income	$0.26	$0.27

Basic shares outstanding	35,752	37,506

Diluted earnings per share:
Net income	$0.26	$0.26

Diluted shares outstanding	36,104	38,136

CHRISTOPHER & BANKS CORPORATION

UNAUDITED COMPARATIVE BALANCE SHEET

(in thousands)

	May 28, 2005	February 26, 2005	May 29, 2004
			(Restated)
ASSETS
Current assets:
Cash and cash equivalents	$31,535	$14,063	$6,891
Short-term investments	34,766	46,748	80,755
Merchandise inventories	36,620	40,525	34,833
Other current assets	11,277	11,277	7,656
Total current assets	114,198	112,613	130,135

Property, equipment and improvements, net	112,759	112,060	99,695

Other assets:
Goodwill	3,587	3,587	—
Other	975	944	144
Total other assets	4,562	4,531	144

Total assets	$231,519	$229,204	$229,974

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$7,097	$12,323	$6,471
Accrued liabilities	18,877	18,733	20,044
Total current liabilities	25,974	31,056	26,515

Other liabilities:
Deferred lease incentives	19,868	20,648	17,790
Other	13,721	14,291	10,907
Total other liabilities	33,589	34,939	28,697

Stockholders’ equity:
Common stock	426	425	423
Additional paid-in capital	61,900	61,036	59,786
Retained earnings	170,206	162,324	149,645
Common stock held in treasury	(60,576)	(60,576)	(35,092)
Total stockholders’ equity	171,956	163,209	174,762

Total liabilities and stockholders’ equity	$231,519	$229,204	$229,974

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